AUTHORIZATION

The undersigned, Fred S. Zeidman, hereby authorizes Marcia H. Kendrick to execute any Form 3, Form 4, or Form 5 to be filed with the Securities and Exchange Commission with respect to Seitel, Inc. for a period of one year from the date hereof.

Date: January 1, 2002

/s/ Fred S. Zeidman
Fred S. Zeidman